Exhibit 10.28

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (the “Second Amendment”) is entered into as of November 1, 2006 by and between XELR8 Holdings, Inc. (formerly Vitacube Systems Holdings, Inc.), a Nevada corporation (the “Holdings”), XELR8, Inc., a Colorado corporation (“XELR8”) (Holdings and XELR8 collectively, “the Company”), and Sanford D. Greenberg (the “Employee”).

EXPLANATORY STATEMENT

A.            The Company and Employee previously entered into a Restated Employment Agreement dated March 2, 2005, a First Amendment to Employment Agreement dated July 10, 2006  and a Second Amendment to Employment Agreement dated October 1, 2006 (collectively, the “Employment Agreement”) whereby the Employee was employed by the Company.

B.            XELR8 is a wholly owned subsidiary of Holdings.

C.            The Company desires to assign the Employment Agreement to XELR8 and the parties desire to further amend the assigned Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement which is made a substantive part of this Second Amendment, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.             Incorporation of the Employment Agreement.  The Employment Agreement is hereby incorporated into this Third Amendment by reference, and the provisions of the Employment Agreement shall be applicable except as modified by this Third Amendment. In the event of any conflict between the provisions of the Employment Agreement and this Third Amendment, the provisions of this Third Amendment shall control.

                2.       Assignment of Employment Agreement. In accordance with Section 14 of the Employment Agreement, the Company hereby assigns the Employment Agreement, including all benefits, duties and obligations, to XELR8 as the Employer pursuant to the Employment Agreement. All references in the Employment Agreement to Employer shall apply solely to XELR8.

3.   Amendment of Employment Agreement.  The Employment Agreement is amended as follows:

a.               Section 1, Employment, is amended by replacing the first sentence of Section 1(b) with the following:

“Employee will devote such time and energies to the business of the Employer as the Employer deems necessary to accomplish all duties reasonable assigned, and will devote his best efforts to advance the interests of the Employer.”

b.              Section 1(b) is further amended by replacing the second paragraph with the following:

“Employee’s duties shall include (i) providing positive motivational messages to the Employer’s independent distributors and speaking at Employer sponsored events as requested by Employer and (ii) provided in writing by the Employer’s Board of Directors.”

c.               Section 1 is further amended by the addition of a new Section 1(e) as follows:

“1(e), Term. This Second Amendment is effective the date of execution and terminates on the 12th anniversary of that date. The Employment Agreement may be extended upon mutual approval of the Employer and Employee.”

d.              Section 2, Compensation, is amended to read as follows:

“Employee shall receive as compensation for all responsibilities an annual salary of One Dollar ($1.00) per year payable on each anniversary date of this Agreement.”

e.               Section 4, Bonuses, is amended to read as follows:

“Employee waives any and all rights to participate in any incentive executive bonus plan of Employer, but will receive a bonus equal to one percent (1%) of the gross sales of Employer for efforts with Employer, net of returns and allowances, for efforts with Employer’s distributors to be paid monthly in arrears on the first normal payroll date subsequent to November 1, 2006 for a period of 12 years from the date of this Third Amendment. Further, upon execution of this Agreement, Employee shall receive 1,500,000 restricted shares of the Company common stock.”

f.                 Section 5, Benefits, is amended to read to follows:

“The sole benefits to which the Employee shall be entitled are (i) the right to continue to participate in the XELR8 health insurance plan, including health and dental coverage, at no cost to the Employee and (ii) the right to maintain one (1) cellular telephone through the XELR8 corporate cellular telephone program.”

g.              Section 6, Expenses, is amended to read as follows:

“Employee shall only be reimbursed for reasonable and necessary expenses incurred by him in the performance of his duties hereunder if such expenses are pre-approved in writing by the Employer’s Chief Executive Officer or Chief Financial Officer and shall be reimbursed upon presentation of written proof of such expenses in a form acceptance to the Employer.”

h.              Section 10, Termination, is amended as follows:

i.                                          The “or” at the end of Section 10(a)(iii) is deleted and to the end of the first sentence of this section is added: “or (v) in performing his duties hereunder, Employee engages in any conduct that could bring disrepute, contempt, scandal or ridicule to the Company as determined by the Company in its reasonable discretion.”

ii.                                       Section 10(b) is amended to read as follows:

“Without Cause. In the event that the Employee is terminated without just cause, Employee’s sole benefit and remedy shall be a continuation of the bonus of one percent (1%) of the net sales of Employer set forth in Section 4 above.”

4.   Waiver of Options. Employee hereby agrees to waive and forfeit options for 250,000 shares of the Company’s common stock that were granted on April 1, 2004, and that upon execution of this Third Amendment, such options shall be cancelled.

5.   Counterparts and Facsimile Signatures. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and a facsimile signature shall be deemed an original signature for all purposes.

This Third Amendment has been executed as of the date set forth above.

XELR8 Holdings, Inc. /s/ John D. Pougnet

By:	/s/ John Pougnet	/s/ Sanford D Greenberg
	John Pougnet, Chief Executive Officer	Sanford D. Greenburg

XELR8, Inc.

By:	/s/ John D. Pougnet
John Pougnet, Chief Executive Officer